As filed with the Securities and Exchange Commission on August 12, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CARTESIAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	48-1129619
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

7300 College Boulevard, Suite 302

Overland Park, Kansas 66210

(913) 345-9315

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Donald E. Klumb

Chief Executive Officer, President and Chief Financial Officer

Cartesian, Inc.

7300 College Boulevard, Suite 302

Overland Park, Kansas 66210

(913) 345-9315

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John A. Granda, Esq.

B. Scott Gootee, Esq.

Stinson Leonard Street LLP

1201 Walnut Street, Suite 2900

Kansas City, Missouri 64106

(816) 842-8600

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

 CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $0.005 par value, and the associated Preferred Stock Purchase Rights(3)	5,609,756	$4.21	$23,617,072.76	$3,041.88

(1)	Includes (i) 609,756 shares of common stock outstanding and (ii) 5,000,000 shares of common stock that may be issued upon exercise of certain warrants held by the selling stockholder, which includes the Registrant's good-faith estimate of the number of shares of common stock (603,456 shares) that may become issuable in the future pursuant to certain economic anti-dilution provisions in the warrants. This Registration Statement also relates to an indeterminate number of shares of the Registrant's common stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Securities Act of 1933, as amended (the "Securities Act").

(2)	Estimated solely for the purpose of calculating the amount of the registration fee, and based upon the average of the high and low sales prices of the Registrant's common stock as reported on The NASDAQ Global Market on August 6, 2014, in accordance with Rule 457(c) of the Securities Act.

(3)	Each share of common stock to be registered includes one associated preferred stock purchase right issued pursuant to the Amended and Restated Rights Agreement, dated as of July 19, 2010, as amended, by and between the Registrant and Computershare Trust Company N.A. No separate consideration is payable for the preferred stock purchase rights. Therefore, the registration fee for such securities is included in the registration fee for the common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 12, 2014

PROSPECTUS

Cartesian, Inc.

5,609,756 Shares

Common Stock

This prospectus relates to the offer and sale from time to time by the selling stockholder identified in the section entitled "Selling Stockholder" of up to an aggregate of 5,609,756 shares of our common stock, par value $0.005 per share, which includes 609,756 shares held by the selling stockholder and 5,000,000 shares which may be issuable to the selling stockholder upon the exercise of outstanding warrants, which includes a good-faith estimate of the number of shares of common stock (603,456 shares) that may become issuable in the future pursuant to certain economic anti-dilution provisions in the warrants. The selling stockholder acquired these shares of common stock and warrants from us in a private placement that closed on March 18, 2014.

The selling stockholder may sell the shares through public or private transactions at prevailing market prices or at privately negotiated prices. See the section entitled "Plan of Distribution" for a description of how the selling stockholder may dispose of the shares covered by this prospectus. We are not selling any securities under this prospectus and will not receive any proceeds from the sale of common stock by the selling stockholder, except for funds received from the exercise of warrants by the selling stockholder, if and when exercised for cash. The selling stockholder will pay all brokerage fees and commissions and similar sale-related expenses. We are only paying expenses relating to the registration of these securities.

Our common stock is listed on The NASDAQ Global Market under the symbol "CRTN". On August 8, 2014, the last reported sale price of our common stock on The NASDAQ Global Market was $4.38 per share.

You should read both this prospectus and any applicable prospectus supplement carefully, as well as any documents incorporated by reference in this prospectus and/or any applicable prospectus supplement, before you make your investment decision.

Investing in our common stock involves risks. You should carefully consider the risks that we have described in "Risk Factors" beginning on page 5 of this prospectus, as well as in any accompanying prospectus supplement.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under the shelf registration statement and this prospectus, the selling stockholder may from time to time offer to sell shares of common stock in one or more offerings at prices to be determined by market conditions and other factors at the time of offering.

This prospectus describes the general manner in which the shares of common stock may be offered and sold by the selling stockholder. If necessary, the specific manner in which shares of common stock may be offered and sold will be described in a supplement to this prospectus. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. If there is any inconsistency between the information in this prospectus (including the information incorporated by reference herein) and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read carefully both this prospectus and any prospectus supplement together with the additional information described under the heading "Incorporation of Certain Documents by Reference."

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. No dealer, salesperson or other person is authorized to provide you with information different from that which is set forth or incorporated by reference in this prospectus and any related applicable prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities it describes, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any related prospectus supplement or any sale of a security.

The registration statement that contains this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC's website or at the SEC's Public Reference Room mentioned under the heading "Where You Can Find More Information."

Unless otherwise indicated in this prospectus, the terms "Cartesian," "Company," "we," "us," and "our" refer to Cartesian, Inc., a Delaware corporation, and its consolidated subsidiaries. When we refer to our "Certificate of Incorporation" we mean Cartesian, Inc.'s Amended and Restated Certificate of Incorporation, as amended. When we refer to our "Bylaws" we mean Cartesian, Inc.'s Amended and Restated Bylaws, as amended. The term "you" refers to a prospective investor.

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FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, and in the reports and documents incorporated by reference herein, that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements of plans and objectives, statements of future economic performance or financial projections, statements of assumptions underlying such statements, and statements of the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as "will be," "should," "could," "plan," "estimate," "intend," "continue," "believe," "may," "expect," "hope," "anticipate," "goal" or "forecast," variations thereof or similar expressions.

Forward-looking statements involve risks and uncertainties and are not guarantees of future performance or results. Our actual financial condition, results of operations or business may vary materially from those contemplated by such forward looking statements. Investors are cautioned not to place undue reliance on any forward-looking statements. Factors that might affect actual results, performance, or achievements include, but are not limited to:

•	the Company's ability to successfully implement the strategic relationship with Elutions, Inc. ("Elutions") or other strategic alliances;

•	the final outcome of the arbitration proceeding with the Company's former chief executive officer;

•	conditions in the industry sectors that we serve, including the economic conditions in such industry sectors, that can result in slowing client decisions on proposals and project opportunities along with scope reduction of existing projects, and business consolidations, which can result in further price reductions and fewer client projects;

•	the financial condition and business strategies of our customers in the communications, digital media and technology industries and the investment banking and private equity firms investing in the communications industry;

•	overall economic and business conditions, including the current economic slowdown;

•	the level of demand for our services;

•	the potential continuation or recurrence of recent losses from operations, negative cash flow and reductions in our cash reserves;

•	our ability to retain the limited number of large clients that constitute a major portion of our revenues;

•	fluctuations in our quarterly operating results;

•	our ability to reduce our cost structure to align with reduced demand and to control costs under fixed fee contracts, which make up a substantial portion of our business;

•	our ability to compete in intensively competitive markets, including our ability to address actions by competitors that could render our services less competitive, such as increasing price competition in recent years, which may cause our revenues, gross profits and income to decline;

•	our ability to address the challenges of conducting business in foreign countries, including risks of unfavorable foreign currency exchange rates or fluctuations and changes in local laws;

•	the possibility of further impairments of goodwill if our financial performance does not meet or exceed our projections used to value the assets or if there is a further decline in our stock price;

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•	our ability to successfully integrate acquisitions and to successfully locate new acquisition candidates;

•	our level of cash and non-cash expenditures;

•	technological advances and competitive factors in the markets in which we compete;

•	the possibility of the cancellation of key client contracts, which may be cancelled on short notice;

•	our ability to successfully launch new product and market initiatives;

•	our ability to retain key management and consulting personnel;

•	the possible reclassification of our independent contractors as full-time employees by the taxing and/or labor and employment authorities of competent jurisdiction;

•	our dependence on subcontractors or third parties with whom we partner for certain projects or service offerings;

•	the possibility of professional liability claims and costs and potential liability relating to such claims and other litigation affecting the Company;

•	the loss of key intellectual property;

•	our ability to protect client or Cartesian data or information systems as obligated by law or contract or a breach of our information systems;

•	our ability to prevent system disruptions, failures or breaches;

•	our ability to satisfy the continued listing requirements of The NASDAQ Global Market; and

•	the possibility that our ability to utilize tax net operating loss carry-forwards to offset future taxable income will be limited if we are deemed to have an ownership change as defined by Section 382 of the Internal Revenue Code.

You should consider the risks described in the "Risk Factors" section of this prospectus in evaluating any forward-looking statements included or incorporated by reference in this prospectus. Forward-looking statements speak only as of the date on which such statements are made. We do not intend to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

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PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus or in documents incorporated herein by reference. This summary is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus, including the information set forth in the section entitled "Risk Factors" and the information that is incorporated by reference into this prospectus.

The Company

Cartesian is among the leading providers of professional services and technical solutions to the global leaders in the communications, digital media, and technology industries. We offer a fully integrated suite of consulting offerings including strategy, organizational development, knowledge management, marketing, operational, and technology consulting services. We have consulting experience with almost all major aspects of managing a global communications company. Our portfolio of solutions includes proprietary methodologies and toolsets, deep industry experience, and hands-on operational expertise and licensed software. These solutions assist clients in tackling complex business problems.

Cartesian was incorporated in Kansas in 1993 and reincorporated in Delaware in 1999. Our principal executive offices are located at 7300 College Boulevard, Suite 302, Overland Park, Kansas 66210 and our telephone number at that address is (913) 345-9315. Our internet address is www.cartesian.com. We are not including the information contained in our website as part of, or incorporating it by reference into, this prospectus.

The Offering
Common stock offered by the selling stockholder	Up to 5,609,756 shares of our common stock, including 609,756 shares of outstanding common stock and 5,000,000 shares of common stock which may be issuable upon exercise of certain warrants. We issued the common stock and warrants to the selling stockholder in a private placement described in "Description of Private Placement."

Common stock outstanding	8,784,693 shares as of August 8, 2014

Terms of the offering	The selling stockholder will determine when and how it sells the common stock offered in this prospectus, as described in "Plan of Distribution."

Use of proceeds	Proceeds from the sale of common stock covered by this prospectus will be received by the selling stockholder. We will not receive any proceeds from the sale of common stock covered by this prospectus. We will, however, receive the proceeds of any exercise of the warrants for cash.

NASDAQ symbol	Our common stock is listed on The NASDAQ Global Market under the symbol "CRTN".

Risk factors	You should read the "Risk Factors" section of this prospectus for a discussion of factors to consider carefully before deciding to invest in our common stock.

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RISK FACTORS

Any investment in our common stock involves a high degree of risk. We are subject to a number of risks and uncertainties, including those described below. You should carefully read and consider the risk factors described below, together with all of the other information contained or incorporated by reference into this prospectus, before deciding to invest in our common stock. Each of these risk factors could adversely affect our business, results of operations and financial condition, as well as adversely affect the value of an investment in our common stock.

Risks Related to Our Business

We are dependent on a limited number of large clients for a major portion of our revenues, and the loss of a major client or the cancellation of a significant contract could substantially reduce revenues and harm our business and liquidity.

We derive a substantial portion of our revenues from a relatively limited number of clients. This results in part from a conscious strategy to market our services to the largest and most stable companies in the industry, but our concentration of revenues with a small number of clients does expose us to risk. Our revenues and financial condition could be impaired if a major client stopped using our services. The services required by any one client may be affected by industry consolidation or adverse industry conditions, technological developments, economic slowdown or the client's internal strategy or budget constraints. As a result, the volume of work performed for specific clients varies from period to period, and a major client in one period may not use our services in a subsequent period.

Our business is dependent on conditions in the communications, digital media, and technology industries, which may affect the demand for our services.

We focus extensively on customers in the converging communications, media and entertainment industry and investment banking and private equity firms investing in that industry. The sector in which we operate is currently going through significant consolidation. Consolidation within the sector tends to result in increased consolidation of competitors. The supply chain divisions within larger clients, given sector consolidation, also tend to reduce the number of vendors utilized and to negotiate volume programs with select preferred vendors. This consolidation could result in further price reductions, fewer client projects, under-utilization of consultants, reduced operating margins and loss of market share. In addition, the rate of change brought about by new technology within the communications and media sector and related impact on our clients' business models may cause our clients to cancel or delay consulting initiatives. These trends could harm our business, financial condition, results of operations, liquidity and ability to raise capital. Other factors outside of our control could also cause companies to delay new product or business initiatives or to seek to control expenses by reducing the use of outside consultants. Future client financial difficulties and/or bankruptcies could require us to write-off receivables that are in excess of bad debt reserves, which would harm our results of operations in future periods.

We have experienced losses from operations, and any future losses and negative cash flows from operations could materially adversely affect our liquidity.

We incurred a net loss of $2.1 million in the fiscal year ended December 28, 2013 and a net loss of approximately $1.5 million in the twenty-six weeks ended June 28, 2014. If we do not achieve sustained profitable operations and positive cash flows from operations, we could experience liquidity challenges at some point in the future.

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Our revenues and operating results may fluctuate significantly from quarter-to-quarter, which could adversely affect our stock price.

Our revenues and operating results may vary significantly from quarter-to-quarter due to a number of factors. Any of these factors could adversely affect our stock price. Factors that could cause quarterly fluctuations include:

•	developments in the communications industry and economic conditions;

•	fluctuations in the value of foreign currencies versus the U.S. dollar;

•	global economic, industry and political conditions and related risks, including acts of terrorism;

•	the beginning and ending of significant contracts during a quarter;

•	the size and scope of projects;

•	the potential loss of key clients or cancellation or deferral of significant engagements;

•	the form of customer contracts changing primarily from time and materials to fixed price or contingent fee, based on project results;

•	the loss of key management or consultants, which could cause clients to end their relationships with us;

•	the ability of clients to terminate engagements without penalty;

•	fluctuations in demand for our services resulting from client budget cuts, or project delays, industry consolidations or downturns or similar events;

•	reductions in the prices of services offered by our competitors;

•	seasonality during the summer, vacation and holiday periods, especially in Europe;

•	consultant utilization and billing rates; and

•	our use of estimates of the costs and timing to complete ongoing projects.

Because a significant portion of our non-consultant expenses are relatively fixed, a variation in the number of client assignments or the timing of the initiation or the completion of client assignments may cause significant variations in operating results from quarter-to-quarter. To the extent the addition of consultant employees is not followed by corresponding increases in revenues, additional expenses would be incurred that would not be matched by corresponding revenues. Therefore, profitability would decline and we could potentially experience further losses.

A significant portion of our business is represented by fixed fee contracts, which expose us to additional risks.

Fixed fee contracts entail subjective judgments and estimates about revenue recognition and are subject to uncertainties and contingencies. Fixed fee contracts expose us to the risk that our costs of performing the contract may be higher than expected, which may reduce or eliminate our profit margin from the contract or result in a loss.

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The market in which we operate is intensely competitive, and actions by competitors could render our services less competitive, causing revenues and income to decline.

The market for communications consulting services remains intensely competitive, highly fragmented and rapidly changing. We face competition from major business and strategy consulting firms, large systems integration and major global outsourcing firms as a result of the outsourcing of business support systems and operating support systems by communications companies, offshore development firms from the Asian markets, equipment and software firms that have added service offerings, boutique consulting firms and customers' internal resources. We believe that there has been a significant increase in recent years in demand for firms that can bundle business process outsourcing, or BPO, with systems and technical integration. Many of our competitors are large organizations that provide a broad range of services to companies in many industries, including the communications industry. In addition, we compete with boutique firms that maintain specialized skills and/or geographical advantages. Many information technology consulting firms also maintain significant practice groups devoted to the communications industry. Many of these competitors have significantly greater financial, technical and marketing resources and greater name recognition than us. We may not be able to compete successfully with our existing competitors or with any new competitors. If we are unable to compete effectively, our market position, and therefore our revenues and profitability, would decline.

Our international operations expose us to a number of business and economic risks, which could result in increased expenses and declining profitability.

A substantial portion of our business is conducted in foreign markets and a substantial portion of our revenues and costs are derived from our international business. Our international operations expose us to a number of business and economic risks, including:

•	unfavorable foreign currency exchange rates or fluctuations;

•	difficulties in staffing and managing foreign operations;

•	seasonal reductions in business activity;

•	competition from domestic and foreign-based consulting companies;

•	our ability to protect our intellectual property;

•	unexpected changes in trading policies and regulatory requirements;

•	legal uncertainties inherent in transnational operations such as export and import regulations, tariffs and other trade barriers;

•	the impact of foreign laws, regulations and trade customs;

•	U.S. and foreign taxation issues;

•	operational issues such as longer customer payment cycles and greater difficulties in collecting accounts receivable;

•	language and cultural differences;

•	changes in foreign communications markets;

•	increased cost of marketing to and servicing international clients;

•	general political and economic trends, including the potential impact of terrorist attacks or international hostilities; and

•	expropriations of assets, including bank accounts, intellectual property and physical assets by foreign governments.

In addition, we may not be able to successfully execute our business plan in foreign markets. If we are unable to achieve anticipated levels of revenues from or efficiently manage our international operations, our overall revenues and profitability may decline.

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Our engagements with clients may not be profitable or may be terminated by our clients on short notice.

Unexpected costs, delays or failure to achieve anticipated cost reductions could make our contracts unprofitable. We have many types of contracts, including time and materials contracts, fixed-price contracts and contingent fee contracts. When making proposals for engagements, we estimate the costs and timing for completing the projects. These estimates reflect our best judgment regarding our costs, as well as the efficiencies of our methodologies and professionals as we plan to deploy them on our projects. Any increased or unexpected costs, delays or failures to achieve anticipated cost reductions in connection with the performance of these engagements, including delays caused by factors outside our control, could make these contracts less profitable or unprofitable, which would have an adverse effect on our profit margin.

Under many of our contracts, the payment of some or all of our fees is conditioned upon our performance. We have increasingly moved away from contracts that are priced solely on a time and materials basis and toward contracts that also include incentives related to factors such as benefits produced. The trend to include greater incentives in our contracts may increase the variability in revenues and margins earned on such contracts, and may expose us to greater risk of loss on the contracts if we do not perform successfully. Additionally, the estimates required for revenue recognition on these contracts expose us to the risk of misstatement of financial results if our estimates prove to be inaccurate.

A majority of our contracts can be terminated by our clients with short notice and without significant penalty. Our clients typically retain us on a non-exclusive, engagement-by-engagement basis, rather than under exclusive long-term contracts. A majority of our consulting engagements are less than 12 months in duration. The advance notice of termination required for contracts of shorter duration and lower revenues is typically 30 days. Longer-term, larger and more complex contracts generally require a longer notice period for termination and may include an early termination charge to be paid to us. Additionally, large client projects involve multiple engagements or stages, and there is a risk that a client may choose not to retain us for additional stages of a project or that a client will cancel or delay additional planned engagements. These terminations, cancellations or delays could result from factors unrelated to our work product or the project, such as business or financial conditions of the client, changes in client strategies or the economy in general. When contracts are terminated, we lose the associated revenues and we may not be able to eliminate associated costs in a timely manner. Consequently, our profit margins in subsequent periods may be lower than expected.

Our profitability will suffer if we are not able to maintain our pricing and utilization rates and control costs.

Our profitability is largely a function of the rates we are able to obtain for our services and the utilization rate, or chargeability, of our professionals. If we do not maintain pricing for our services and an appropriate utilization rate for our professionals without corresponding cost reductions, our profitability will suffer. We are under increasing price competition from competitors, which could adversely affect our profitability.

We must continually enhance our services to meet the changing needs of the convergence of communications customers with media and entertainment, or we may lose future business to our competitors.

Our future success will depend upon our ability to enhance existing services and to introduce new services to meet the requirements of customers in a rapidly developing and evolving market, particularly in the areas of wireless communications and next-generation technologies supporting the convergence of communications, media and entertainment. Present or future services may not satisfy the needs of the communications market. If we are unable to anticipate or respond adequately to customer needs, we may lose business and our financial performance will suffer.

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If we are not able to effectively recruit and retain management and consulting personnel that provide us with new talent sets enabling the implementation of new strategic offerings in a rapidly changing market, our financial performance may be negatively impacted.

Our ability to adapt to changing market conditions will depend on our ability to recruit and retain talented personnel, which cannot be assured. We may face two critical challenges in the recruitment of new management personnel. The first is the ability to recruit talented management personnel with the skill sets necessary to capitalize on an industry undergoing revolutionary change, and the second is the ability to execute such recruitment with an appropriate compensation arrangement. If we are unable to recruit and retain the people we need to perform our consulting engagements in a rapidly changing environment, our business may suffer.

The number of potential consultants that meet our hiring criteria is relatively small, and there is significant competition for these consultants from direct competitors and others in our sector. Competition for these consultants may result in significant increases in our costs to attract and retain the consultants, which could reduce margins and profitability. Any inability to recruit new consultants or retain existing consultants could impair our ability to service existing engagements or undertake new engagements. If we are unable to attract and retain quality consultants, our revenues and profitability would decline.

We are dependent on a limited number of key personnel, and the loss of these individuals could harm our competitive position and financial performance.

Our business consists primarily of the delivery of professional services and, accordingly, our success depends upon the efforts, abilities, business generation capabilities and project execution of our executive officers and key consultants. Our success is also dependent upon the managerial, operational, marketing, and administrative skills of our executive officers. The loss of any executive officer, business unit manager or key consultant or group of consultants, or the failure of these individuals to generate business or otherwise perform at or above expectations, could result in a loss of customers or revenues or increases in expenses, any of which could harm our financial performance.

If we fail to perform effectively on project engagements, our reputation, and therefore our competitive position and financial performance, could be harmed.

Many of our engagements come from existing clients or from referrals by existing clients. Therefore, our growth is dependent on our reputation and on client satisfaction. The failure to perform services that meet a client's expectations may damage our reputation and harm our ability to attract new business.

If we fail to develop and maintain long-term relationships with our customers, our success would be jeopardized.

A substantial majority of our business is derived from repeat customers. Future success depends to a significant extent on our ability to develop long-term relationships with successful communications providers who will give us new and repeat business. Inability to build long-term customer relationships could result in declines in our revenues and profitability. This may increasingly be the case with any further consolidation or contraction in the industry.

Our business could be materially adversely affected as a result of the risks associated with strategic alliances.

We have strategic alliances, such as our strategic alliance with Elutions, and we may enter into or develop strategic alliances in the future in order to expand our reach into markets. There can be no assurance that we will be successful in our ongoing strategic alliances or that we will be able to find further suitable business relationships as we develop new products, services or strategies. Any failure to continue or expand such relationships could have a material adverse effect on our business. In addition, there can be no assurance that companies with which we have strategic alliances, certain of which may have substantially greater financial, marketing or technological resources than us, will not develop or market products in competition with us in the future, discontinue their alliances with us or form alliances with our competitors.

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We depend on subcontractors or the third parties with whom we partner for certain projects and service offerings. If these parties fail to satisfy their obligations to us or we are unable to maintain these relationships, our financial performance and business prospects could be adversely affected.

Certain of our projects and service offerings require that we utilize subcontractors or that our services and solutions integrate with the software, systems, or infrastructure requirements of other vendors and service providers. Our ability to serve our clients and deliver and implement our solutions in a timely manner depends on our ability to retain and maintain relationships with subcontractors, vendors, and service providers and the ability of these subcontractors, vendors, and service providers to meet their obligations in a timely manner, as well as on our effective oversight of their performance. There is a risk that we may have disputes with our subcontractors arising from, among other things, the quality and timeliness of work performed by the subcontractors or customer concerns about the subcontractors. Disputes with subcontractors could lead to litigation. Adverse judgments or settlements in legal disputes may result in significant monetary damages or injunctive relief against us. In addition, if any of our subcontractors fails to perform on a timely basis the agreed-upon services, our ability to fulfill our obligations as a prime contractor may be jeopardized. Subcontractor performance deficiencies could result in the termination of our contract for default. A termination for default could expose us to liability for damages and have an adverse effect on our financial performance and our ability to compete for future contracts.

We previously classified a large number of service providers and subcontractors as independent contractors for tax and employment law purposes. If these firms or personnel were to be reclassified as employees, we could be subject to back taxes, interest, penalties and other legal claims.

We previously provided a significant percentage of consulting services through independent contractors and, therefore, did not pay federal or state employment taxes or withhold income taxes for such persons. We generally did not include these independent contractors in our benefit plans. In the future, the Internal Revenue Service, or state authorities may challenge the status of consultants as independent contractors. Independent contractors may also initiate proceedings to seek reclassification as employees under state law. In either case, if persons engaged by us as independent contractors were determined to be employees by the Internal Revenue Service, any state taxation department, or a court, we could become liable for amounts required to be paid or withheld in prior periods along with interest and penalties. In addition, we could be required to include such contractors in benefit plans retroactively and going forward.

We could be subject to claims for professional liability, which could harm our financial performance.

As a provider of professional services, we face the risk of liability claims. A liability claim brought against us could harm our business. We may also be subject to claims by clients for the actions of our consultants and employees arising from damages to clients' business or otherwise, or clients may demand a reduction in fees because of dissatisfaction with our services or the services of our independent contractors.

Our inability to protect our intellectual property could harm our competitive position and financial performance.

Despite our efforts to protect proprietary rights from unauthorized use or disclosure, parties, including former employees or consultants, may attempt to disclose, obtain or use our solutions or technologies. The steps we have taken may not prevent misappropriation of our intellectual property, particularly in foreign countries where laws or law enforcement practices may not protect proprietary rights as fully as in the United States. Unauthorized disclosure of our proprietary information could make our solutions and methodologies available to others and harm our competitive position.

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We could have liability or our reputation could be damaged if we fail to protect client or Cartesian data or information systems as obligated by law or contract or if our information systems are breached.

We are dependent on information technology networks and systems to securely process, transmit and store electronic information and to communicate among our locations around the world and with our clients, alliance partners, and vendors. As the breadth and complexity of this infrastructure continue to grow, the potential risk of security breaches and cyber-attacks increases. Such breaches could lead to shutdowns or disruptions of our systems and potential unauthorized disclosure of sensitive or confidential information.

In providing services to clients, we often manage, utilize and store sensitive or confidential client or Cartesian data, including personal data. As a result, we are subject to numerous laws and regulations designed to protect this information, such as the national laws implementing the European Union Directive on Data Protection and various U.S. federal and state laws governing the protection of personally identifiable information. These laws and regulations are increasing in complexity and number, change frequently and sometimes conflict among the various countries in which we operate. If any person, including any of our employees, negligently disregards or intentionally breaches our established controls with respect to client or Cartesian data, or otherwise mismanages or misappropriates that data, we could be subject to significant monetary damages, regulatory enforcement actions, fines or criminal prosecution in one or more jurisdictions. These monetary damages might not be subject to a contractual limit of liability or an exclusion of consequential or indirect damages and could be significant. Unauthorized disclosure of sensitive or confidential client or Cartesian data, whether through systems failure, employee negligence, fraud or misappropriation, could damage our reputation and cause us to lose clients. Similarly, unauthorized access to or through our information systems or those we develop for our clients, whether by our employees or third parties, including a cyber-attack by computer programmers and hackers who may develop and deploy viruses, worms or other malicious software programs, could result in negative publicity, significant remediation costs, legal liability, damage to our reputation and government sanctions and could have a material adverse effect on our business. In addition, our liability insurance might not be sufficient in type or amount to cover us against claims related to security breaches, cyber-attacks and other related breaches.

System disruption, failures or breaches may result in customer dissatisfaction, customer loss or both, which could materially and adversely affect our reputation and business.

Our systems are an integral part of our customers' business operations. The continued and uninterrupted performance of these systems by our customers is critical to our success. Customers may become dissatisfied by any system failure that interrupts our ability to provide services to them. Sustained or repeated system failures would reduce the attractiveness of our services significantly and could result in decreased demand for our products and services.

Our ability to serve our customers depends on our ability to protect our computer systems against damage from fire, power loss, water damage, telecommunications failures, earthquake, terrorism attack, vandalism and similar unexpected adverse events. Despite our efforts to implement network security measures, our systems are also vulnerable to computer viruses, attacks, break-ins and similar disruptions from unauthorized tampering. Although we maintain insurance that we believe is appropriate for our business and industry, such coverage may not be sufficient to compensate for any significant losses that may occur as a result of any of these events.

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We have experienced systems outages and service interruptions in the past. To date, these outages have not had a material adverse effect on us. However, in the future, a prolonged system-wide outage or frequent outages could cause harm to our reputation and could cause our customers to make claims against us for damages allegedly resulting from an outage or interruption. Any damage or failure that interrupts or delays our operations could result in material harm to our business and expose us to material liabilities.

We are a party to lawsuits both as a plaintiff and as a defendant in which we may ultimately not prevail resulting in losses and may cause our stock price to decline.

We are involved as a plaintiff and defendant in routine litigation and administrative proceedings incidental to our business from time to time, including customer collections, vendor and employment-related matters. We are also a party to an arbitration proceeding brought by our former chief executive officer. See Part I, Item 3 of our Annual Report on Form 10-K for the fiscal year ended December 28, 2013 and Part II, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended June 28, 2014. There can be no assurance that we will prevail in any litigation or proceedings or that we may not have to pay substantial damages or other awards to the other party in any such litigation or proceeding.

We may not be able to use some or all of our net operating loss carry-forwards to offset future income.

We have net operating loss carryforwards due to prior period losses, which if not utilized will begin to expire at various times over the next 20 years. If we continue to report net operating losses for financial reporting in either our domestic or international operations, no additional tax benefit would be recognized for those losses, since we will not have accumulated enough positive evidence to support our ability to utilize the net operating loss carry-forwards in the future. If we are unable to generate sufficient taxable income to utilize our net operating loss carryforwards, these carryforwards could expire unused and be unavailable to offset future income tax liabilities.

In addition, under Section 382 of the Internal Revenue Code of 1986, as amended, a corporation that undergoes an "ownership change" (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period) is subject to limitation on its ability to utilize its pre-change net operating loss carry-forwards, or net operating losses, to offset future taxable income. Future changes in our stock ownership, which may be outside of our control, may trigger an ownership change, as may future equity offerings or acquisitions that have equity as a component of the purchase price. If an ownership change has occurred or does occur in the future, our ability to utilize our net operating losses to offset income if we attain profitability may be limited.

Risks Related to Our Common Stock

The possible issuance of common stock subject to options and warrants may dilute the interest of stockholders.

We granted warrants to purchase a total of 4,396,544 shares of our common stock under the Tracking Warrant and the Incentive Warrant (each as defined below) issued to Elutions in connection with our strategic relationship with them, which is more fully described under "Description of Private Placement." In addition, the warrants include economic anti-dilution provisions, which provide that if we issue shares of common stock in the future below market price in certain transactions, the number of shares of common stock that could be acquired by Elutions may increase, further diluting the ownership interests and voting rights of our other stockholders.

The warrants also permit Elutions (subject to certain exceptions) to purchase shares in future equity offerings made by us on a pro rata basis to all stockholders, and our Investment Agreement with Elutions grants it preemptive rights with respect to certain other equity issuances by us. Although the purchase rights provisions in the warrants and preemptive rights provisions in the Investment Agreement are intended to allow Elutions to maintain its potential ownership percentage, such provisions may cause Elutions' ownership percentage to increase if other stockholders do not exercise their purchase rights in a rights offering that triggers the purchase rights under the warrants or if we do not sell all of the remaining shares in an offering for which Elutions was granted preemptive rights under the Investment Agreement, subject to the limits on Elutions' percentage ownership of our common stock as described under " Description of Private Placement."

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In addition, our agreement with Elutions requires us to negotiate in good faith with Elutions for the purchase by Elutions of additional shares of our common stock equal to 6.5% of outstanding shares from us or in open market purchases if Elutions then owns or is vested with the right to acquire 38.5% of the shares of our common stock then outstanding, subject to any applicable stockholder approval requirements. These additional issuances would substantially dilute the ownership interests and voting rights of our other stockholders.

The market price of our common stock is volatile, and investors may experience investment losses.

Our stock price is volatile and could decline or fluctuate in response to a variety of factors, including:

•	any failure to achieve sustained profitable operations and positive cash flow;

•	variations in quarterly operating results;

•	announcements of technological innovations that could render our talent outdated;

•	market perceptions of and future trends in the sector in which we operate;

•	future acquisitions or strategic alliances by us or others in the industry;

•	failure to achieve financial analysts' or our own estimates of revenues or operating results;

•	our relatively small public float and the relatively low volume at which our stock trades;

•	changes in estimates of performance or recommendations by financial analysts;

•	any future reduction in our revenues; and

•	any future adverse market conditions in the communications industry or the economy as a whole.

In addition, the stock market itself experiences significant price and volume fluctuations. These fluctuations particularly affect the market prices of the securities of many technology and communications companies. These broad market fluctuations could harm the market price of our common stock. Our market capitalization may also discourage analysts and investors from following us. Because of our limited public float, our stock price can be susceptible to significant fluctuations based upon a comparatively low trading volume. Additionally, due to the limited public float of our common stock, investors may find their investment illiquid, and suffer losses.

The largest beneficial owner of our common stock may have substantial influence over us.

In connection with the closing of our strategic relationship with Elutions, as more fully described under "Description of Private Placement" herein, we issued to Elutions 609,756 shares of our common stock and a Tracking Warrant to purchase 996,544 shares of our common stock. These issuances, together, represent approximately 16.4% of our outstanding shares of common stock on a fully diluted basis as of August 8, 2014. In addition, together with the Incentive Warrant, the total potential ownership amount of Elutions would represent approximately 38% of our issued and outstanding shares of common stock after such potential issuances under the Warrants, based on the shares of common stock outstanding as of August 8, 2014. Accordingly, Elutions is the largest beneficial owner of our shares of common stock and has substantial current and potential influence over all matters submitted to the stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets).

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There can be no assurance that Elutions' interests will not be adverse to the interests of our other stockholders. This concentration of ownership of our shares of common stock may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, any of which could be beneficial to our stockholders. Elutions, or other persons who control a substantial percentage of our common stock, including members of our Board of Directors, may experience conflicts between their own interests or the interests of their investors and the interests of our public stockholders.

We may seek to raise additional funds in the future, which may be dilutive to stockholders or impose operational restrictions.

We may seek to obtain new debt or equity financing in the future to support our operations or complete acquisitions. There can be no assurances any such capital would be available to us on acceptable terms. Any additional equity financing, if available, may be dilutive to our stockholders and debt financing, if available, may involve restrictive covenants, which may limit our operating flexibility. If additional funds are raised through the issuance of equity securities, our stockholders may experience dilution in the voting power or net book value per share of their stock. Any additional equity securities could also have rights, preferences and privileges senior to those of our common stock.

We may not satisfy The NASDAQ Global Market's requirements for continued listing. If we cannot satisfy these requirements, NASDAQ could delist our common stock.

Our common stock is listed on The NASDAQ Global Market. To continue to be listed on NASDAQ, we are required to satisfy a number of conditions. We cannot assure you that we will be able to satisfy the NASDAQ listing requirements in the future. If we are delisted from NASDAQ, trading in our shares of common stock may be conducted, if available, on the "OTC Bulletin Board Service" or, if available, via another market. In the event of such delisting, an investor would likely find it significantly more difficult to dispose of, or to obtain accurate quotations as to the value of the shares of our common stock, and our ability to raise future capital through the sale of the shares of our common stock or other securities convertible into or exercisable for our common stock could be severely limited.

Anti-takeover provisions, our right to issue preferred stock and our agreements with Elutions could make a third party acquisition difficult.

Our Certificate of Incorporation, Bylaws, Rights Agreement and anti-takeover provisions of Delaware law could make it more difficult for a third party to acquire control of our Company. The anti-takeover provisions, in addition to our relatively small public float, could make it more difficult for a third party to acquire us, even if such transactions were in the best interest of our stockholders.

Elutions' rights under the Investment Agreement described under "Description of Private Placement" (including Elutions' right to require us to assign to Elutions certain customer contracts obtained jointly with Elutions if a competitor acquires control of us and Elutions' right of first offer to loan funds to us in the future if we intend to incur or assume indebtedness), could make it more difficult and expensive for a third party to pursue an acquisition of us. In addition, in the event of a change of control of us, any shares subject to the Incentive Warrant that are "locked in" at the time of the change of control, i.e. a client contract or client statement of work has been signed, shall immediately vest. By potentially discouraging initiation of any such unsolicited takeover attempts or acquisition proposals, Elutions' increased ownership position and other rights may limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or acquisition proposals.

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DESCRIPTION OF PRIVATE PLACEMENT

Overview

In February 2014, we entered into a strategic relationship with the selling stockholder, Elutions, a provider of operational business intelligence solutions, pursuant to which we are working with Elutions to market, sell and implement certain products, solutions and services developed by Elutions. In connection with the strategic relationship, on February 25, 2014, we entered into an Investment Agreement (the "Investment Agreement") with Elutions. On March 19, 2014, we completed the closing (the "Closing") of the transactions contemplated under the Investment Agreement.

At the Closing, pursuant to the Investment Agreement, (a) we issued and sold 609,756 shares of our common stock to Elutions for $3.28 per share, (b) our subsidiary, Cartesian Limited, issued a non-convertible promissory note (the "Note") payable to Elutions Capital Ventures S.à r.l, a subsidiary of Elutions, in an aggregate original principal amount of US$3,268,664, payable in equivalent Great Britain Pounds Sterling, and we issued to Elutions a Common Stock Purchase Warrant (Tracking) related to the Note to purchase 996,544 shares of our common stock for $3.28 per share (the "Tracking Warrant"), and (c) we issued to Elutions a Common Stock Purchase Warrant (Commercial Incentive) pursuant to which Elutions can earn the right to purchase up to 3,400,000 shares of our common stock at prices ranging from $3.85 per share to $4.85 per share based on our financial results related to certain customer contracts obtained jointly by Elutions and us (the "Incentive Warrant"). The Incentive Warrant and the Tracking Warrant are referred to below collectively as the "Warrants."

On May 8, 2014, the Company and Elutions entered into Amendment No. 1 to the Investment Agreement, pursuant to which we canceled each of the previously issued Warrants and issued amended and restated Warrants with revised anti-dilution provisions. The descriptions of the Investment Agreement and the Warrants contained herein reflect such amendments. In accordance with NASDAQ rules, we sought stockholder approval of the issuance of certain shares of the Company's common stock pursuant to the Investment Agreement, which we obtained on June 18, 2014.

Investment Agreement

In addition to providing for the issuance of the shares, the Note, the Tracking Warrant and the Incentive Warrant at Closing as described above, the Investment Agreement contains a number of agreements and covenants, including (i) certain affirmative and negative covenants relating to the Note applicable to us and our subsidiaries, (ii) our agreement to assign to Elutions certain customer contracts obtained jointly with Elutions if a competitor acquires control of us, (iii) confidentiality restrictions applicable to both parties, (iv) a standstill agreement of Elutions, (v) an agreement of the parties to negotiate in good faith for the purchase by Elutions of additional shares of our common stock equal to 6.5% of outstanding shares from us or in open market purchases if Elutions then owns or is vested with the right to acquire 38.5% of the shares of our common stock then outstanding, subject to any applicable stockholder approval requirements, (vi) the grant of a right of first offer to Elutions to loan funds to us in the future if we intend to incur or assume indebtedness, subject to a number of exceptions, (vii) a grant of pre-emptive rights to Elutions with respect to future issuances and sales of equity securities by us, subject to a number of exceptions, (viii) the right of Elutions to designate one member of our Board of Directors if Elutions meets certain ownership thresholds, and (ix) restrictions on transfers of the acquired securities.

If Elutions earns the right to acquire additional shares of common stock, Elutions may have the right to designate one member of our Board of Directors upon meeting specified beneficial ownership thresholds. Although Elutions has agreed to the standstill provisions in the Investment Agreement, including restrictions on its ability to nominate directors, and is subject to our rights agreement, as modified by an amendment thereto described below, there are no restrictions on how Elutions votes its shares of our common stock.

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Note

The Note issued at Closing by our subsidiary, Cartesian Limited, in the aggregate original principal amount of US$3,268,664, payable in equivalent Great Britain Pounds Sterling, bears interest at the rate of 7.825% per year, payable monthly, and matures on March 18, 2019. The Note may be called by the holder at any time and may be prepaid by Cartesian Limited after 18 months if the trading price of our common stock exceeds $5.50 per share for a specified period of time and may be prepaid by Cartesian Limited at any time after 30 months. The obligations of Cartesian Limited under the Note are guaranteed by us pursuant to a Guaranty that we entered into at Closing and are secured by certain assets relating to client contracts involving Elutions pursuant to a Security Agreement entered into by Elutions and us at Closing. Amounts outstanding under the Note may be applied to the exercise price of our common stock under the Tracking Warrant. Upon occurrence of an event of default, the Note would bear interest at 9.825% per year and could be declared immediately due and payable.

Warrants

Under the Tracking Warrant, Elutions may acquire 996,544 shares of our common stock for $3.28 per share at any time and from time to time through March 18, 2020. We may require Elutions to exercise or forfeit the Tracking Warrant at any time (i) after 18 months if the trading price of our common stock exceeds $5.50 per share for a specified period of time and we meet certain cash and working capital thresholds and (ii) after 30 months if we meet certain cash and working capital thresholds. To the extent amounts are outstanding under the Note, Elutions and we (if we are requiring exercise of the Tracking Warrant by Elutions as described above) may offset such amounts against the exercise price for shares of our common stock acquired under the Tracking Warrant.

Under the Incentive Warrant, Elutions can earn the right to purchase up to 3,400,000 shares of our common stock at prices ranging from $3.85 per share to $4.85 per share based on our financial results as described below. The Incentive Warrant expires on March 18, 2020. The right to acquire shares pursuant to the Warrant may be earned by Elutions based upon certain revenues or cash received by us under client contracts or statements of work acquired jointly with Elutions through a five year period from March 18, 2014 until March 18, 2019. We issued the Incentive Warrant to Elutions in order to provide strong incentives to Elutions to work together with us to market, sell and implement the specified products, solutions and services developed by Elutions. In order for Elutions to earn the right to acquire all of the 3,400,000 shares of our common stock under the Incentive Warrant, we must have received cash or recognized revenues or have entered into contracts or statements of work prior to March 18, 2019 of not less than $85,000,000. Such amount will be higher if Elutions utilizes the cashless exercise rights described below.

The number of shares of common stock that may be acquired under the Incentive Warrant is determined by dividing four percent of such revenues and cash recognized or received by us in each year during the five year period by the warrant exercise price per share for the applicable year. For example, if the amount of revenues recognized or cash received for a fiscal quarter is $10,000,000, then the number of shares issuable pursuant to the Incentive Warrant that would vest would be 400,000 shares. The exercise price for particular shares is fixed at the time we enter into a client contract or have received a booked order based upon a client statement of work, i.e. the applicable shares subject to the Incentive Warrant are "locked in." Shares then vest at that exercise price upon recognition of revenues or receipt of cash under the client contract or statement of work. In addition, the right to acquire shares may vest at the end of the five-year period for shares that are "locked in", i.e., contracts or statements of work have been signed, and with respect to which revenues are expected to be earned or cash is expected to be received after the end of the five-year period. In the event of a change of control of us, any shares subject to the Incentive Warrant that are locked in at the time of the change of control shall immediately vest. The exercise price per share increases $0.25 per year for each year of the five-year period and is payable in cash, provided that Elutions has the right to utilize a cashless exercise procedure to acquire shares of common stock under the Incentive Warrant for a limited period of time each year after the right to acquire such shares vests. Any shares utilized to exercise such cashless exercise right will not reduce the maximum number of shares that may be earned and acquired under the Incentive Warrant, but shares utilized to pay the exercise price would no longer be treated as locked in or vested under the Incentive Warrant.

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Each of the Warrants has anti-dilution protection provisions which provide for adjustments in the Warrants in the event of stock splits and similar events as well as issuances of shares of our common stock at a price less than market price at the time of issuance, subject to a number of exceptions. Each of the Warrants also permits Elutions (subject to certain exceptions) to purchase shares in future equity offerings made by us on a pro rata basis to all stockholders, with such purchase right based upon the number of shares that may be purchased upon complete exercise of the Warrant.

Other Agreements

At Closing, we and Elutions entered into a Registration Rights Agreement (the "Registration Rights Agreement"), pursuant to which we have obligations to register for resale the shares of common stock issued under the Investment Agreement and the Warrants. Under the Registration Rights Agreement, we granted certain piggyback registration rights to Elutions and agreed to file and maintain a resale shelf registration statement for the benefit of Elutions.

At the time we entered into the Investment Agreement, we entered into an Amendment No. 1 ("Amendment No. 1") to the Amended and Restated Rights Agreement, dated as of July 19, 2010, by and between Computershare Trust Company, N.A. and us ("Rights Agreement"). Under Amendment No. 1, Elutions and certain related persons will not trigger the rights under the Rights Agreement as a result of beneficial ownership of securities acquired pursuant to the Investment Agreement, provided that such persons and entities do not beneficially own in the aggregate additional shares of common stock equal to or exceeding one and one-half percent (1½%) of the shares of outstanding common stock and the persons and entities subject thereto do not materially violate the provisions of the standstill included in the Investment Agreement. In addition, Amendment No. 1 extended the final expiration date of the Rights Agreement from March 27, 2018 to February 23, 2024.

The Investment Agreement and the agreements and instruments described above are part of the strategic relationship between the parties, pursuant to which the parties are working together to market, sell and implement certain products, solutions and services developed by Elutions. As part of the strategic relationship, the parties have entered into certain commercial framework documents, including a Market Development Agreement and related Inventory Agreement, and intend to enter into client agreements and bilateral agreements from time to time in the ordinary course of business outlining the terms of the parties' commercial relationship with respect to business development and providing products, solutions and services to clients. The parties have agreed to a term of five years, with automatic two-year renewals unless notice is given, and subject to termination rights in certain events. In the strategic relationship, we are working with Elutions with respect to the marketing, sale, installation and implementation of Elutions' "Maestro" products, solutions and services currently developed or developed in the future, including, smart building, data center infrastructure management, maestro asset management and other products, solutions or services which enable the monitoring, analysis and control automation of assets and systems with the purpose of reducing energy consumption and other operational expenses. We have agreed to restrictions during the term and for two years thereafter in regard to solutions or services that are substantially similar to or competitive with certain solutions or services of Elutions, and each party has agreed not to hire the other party's employees during the same period.

The parties have agreed on a general framework for pursuing, entering into and implementing customer contracts, which includes providing for joint and separate client pursuits and marketing on an initial and ongoing basis, procedures for contracting with clients, procedures for interface between the parties, limited exclusivity requirements of Elutions relating to identified prospects and clients of ours, intellectual property rights of Elutions to its products and related restrictions, restrictions regarding use of confidential information, limitations on liability of the parties, independent contractor status of the parties, limitations on publicity by the parties, and dispute resolution, including arbitration. The parties have also agreed to a framework for certain initial inventory orders and reorders by us from Elutions, and related commitments, timing and pricing procedures, when we are the prime contracting party under certain client statements of work. We and Elutions intend that specific pricing and allocation provisions and other specific commercial terms will be included in individual client statements of work, subject to certain gross margin requirements for our benefit.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholder. All proceeds from the sale of these shares will be solely for the account of the selling stockholder. We will, however, receive the proceeds of any exercise of the Warrants for cash. To the extent amounts are outstanding under the Note, the exercise price for shares of our common stock acquired under the Tracking Warrant to purchase 996,544 shares of our common stock will be paid by applying amounts outstanding under the Note against the exercise price. If the Note is not outstanding and the Tracking Warrant is fully exercised for cash, we will receive gross proceeds of approximately $3.3 million. The Incentive Warrant to purchase 3,400,000 shares of our common stock may be exercised for cash or by utilizing a cashless exercise procedure to acquire shares of common stock under the Incentive Warrant for a limited period of time each year after the right to acquire such shares vests. If the Incentive Warrant is fully exercised for cash, we will receive gross proceeds ranging from approximately $13.1 million to $16.5 million depending upon the exercise price applicable to each of the shares. If either of the Warrants is exercised in whole or in part for cash, the gross proceeds that we receive will be used for general corporate purposes.

SELLING STOCKHOLDER

We have prepared this prospectus to allow the selling stockholder identified below, including certain permitted transferees and successors-in-interest, to offer for resale, from time to time, up to an aggregate of 5,609,756 shares of our common stock, which includes 609,756 shares held by the selling stockholder and 5,000,000 shares which may be issuable to the selling stockholder upon the exercise of the outstanding Warrants. The number of shares which may be issuable upon exercise of outstanding Warrants includes our good-faith estimate of the number of shares of common stock (603,456 shares) that may become issuable in the future pursuant to certain economic anti-dilution provisions in the Warrants. We issued the common stock and Warrants to the selling stockholder in a private placement described in "Description of Private Placement." We are registering the shares offered hereunder pursuant to the terms of the registration statement of which this prospectus forms a part.

The following table, based upon information currently known by us, sets forth as of August 8, 2014, (i) the number of shares held of record or beneficially by the selling stockholder as of such date (as determined below) and (ii) the number of shares that may be sold or otherwise disposed of under this prospectus by the selling stockholder. Percentage ownership is based on 8,784,693 shares of our common stock outstanding on August 8, 2014, plus securities deemed to be outstanding with respect to the selling stockholder pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Beneficial ownership includes 609,756 shares of common stock held by the selling stockholder, plus 996,544 shares of common stock issuable to the selling stockholder upon the exercise of the Tracking Warrant, which is exercisable into shares of common stock within 60 days after August 8, 2014, in accordance with Rule 13d-3(d)(1) under the Exchange Act.

We do not know when or in what amounts the selling stockholder may sell or otherwise dispose of the shares of common stock covered hereby. The selling stockholder may decide not to sell or otherwise dispose of any or all of the shares offered by this prospectus and may decide to sell or otherwise dispose of shares covered hereby in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). Because the selling stockholder may sell or otherwise dispose of some, all or none of the shares covered hereby, and because there are currently no agreements, arrangements or understandings with respect to the sale of any shares, except as described in "Description of Private Placement," we cannot estimate the number of the shares that will be held by the selling stockholder after completion of the offering. Furthermore, the selling stockholder may not earn the right to purchase all of the shares under the Incentive Warrant. However, for purposes of the following table, we have assumed that all of the shares covered hereby are sold by the selling stockholder pursuant to this prospectus. We have also assumed that the selling stockholder will earn the right to purchase, and will purchase, all of the shares under the Incentive Warrant.

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Except as described in "Description of Private Placement," the selling stockholder has not held any position or office, nor otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our shares or other securities. The selling stockholder is not a broker-dealer or an affiliate of a broker-dealer.

	Shares of Common Stock Beneficially Owned Before Offering		Shares of Common Stock Offered Pursuant to this Prospectus	Shares of Common Stock Beneficially Owned After Offering
Name of Selling Stockholder	Number(2)	Percent	Number(3)	Number(4)	Percent

Elutions, Inc. (1)	1,606,300	16.4%	5,609,756	0	0%

(1)	Based on information provided by Elutions, Inc., Engage Networks, Inc., Astra Family Holdings, LLC, Leventi Irrevocable Trust, William Doucas and Elizabeth Doucas (collectively, the "Elutions Parties"), in a Schedule 13D filed on March 7, 2014, as amended by Amendment No. 1 on March 19, 2014, the Elutions Parties share voting and dispositive power over all the shares of common stock and the Tracking Warrant. The business address of Elutions, Inc. is 601 East Twiggs Street, Tampa, FL 33602.

(2)	Consists of: (i) 609,756 shares of common stock held by the selling stockholder; and (ii) 996,544 shares of common stock issuable to the selling stockholder upon the exercise of the Tracking Warrant, which is exercisable within 60 days after August 8, 2014. Excludes all shares of common stock issuable to the selling stockholder upon exercise of the Incentive Warrant because it is not exercisable within 60 days after August 8, 2014.

(3)	Consists of: (i) 609,756 shares of common stock held by the selling stockholder; (ii) 996,544 shares of common stock issuable to the selling stockholder upon the exercise of the Tracking Warrant; (iii) 3,400,000 shares of common stock issuable to the selling stockholder upon the exercise of the Incentive Warrant and (iv) 603,456 shares of common stock, which is our good-faith estimate of the number of shares of common stock that may become issuable in the future pursuant to certain economic anti-dilution provisions in the Warrants. Assumes that the selling stockholder will earn the right to purchase, and will purchase, all of the shares under the Incentive Warrant.

(4)	Assumes that all of the shares covered hereby are sold by the selling stockholder pursuant to this prospectus.

PLAN OF DISTRIBUTION

The selling stockholder named in this prospectus, or certain permitted transferees and successors-in-interest selling shares received from the selling stockholder after the date of this prospectus, may sell, transfer or otherwise dispose of any or all of these shares from time to time. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales, transfers or dispositions may be made on one or more exchanges or markets, on any automated interdealer quotation system on which the shares are listed, in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholder may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

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•	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

•	an exchange distribution in accordance with the rules of such exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	short sales, except to the extent they are restricted from so doing;

•	through the writing of or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	any combination of these methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholder has agreed not to use the registration statement of which this prospectus forms a part for purposes of an underwritten offering. The selling stockholder is not obligated to, and there is no assurance that the selling stockholder will, sell all or any of the shares we are registering. The selling stockholder may transfer, devise or gift such shares by other means not described in this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in such resales.

The selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions in connection with distributions of the shares or otherwise. In such transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholder also may sell shares short and redeliver the shares to close out such short positions. The selling stockholder may enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to the broker-dealer or other financial institution of the shares. The broker-dealer or other financial institution may then resell or otherwise transfer such shares under this prospectus. The selling stockholder also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares under this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholder and any broker-dealer or agent participating in the distribution of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. If the selling stockholder is deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.

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In addition, any securities covered by this prospectus which qualify for sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus.

The selling stockholder has advised us that the selling stockholder has not entered into any agreements, understandings or arrangements with any broker-dealers regarding the sale of the selling stockholder's securities.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not engage in market-making activities with respect to our common stock during certain restricted periods. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholder. We will make copies of this prospectus available to the selling stockholder and have informed the selling stockholder of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by the selling stockholder that any material arrangement (other than a customary brokerage account agreement) has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

•	the name of such selling stockholder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	if applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus; and

•	other facts material to the transaction.

We will bear all costs, expenses and fees in connection with the registration of the shares pursuant to the Registration Rights Agreement, estimated to be $28,042 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws. The selling stockholder will bear all commissions and discounts, if any, attributable to the selling stockholder's sales of the shares. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Under the terms of the Registration Rights Agreement, the selling stockholder, on the one hand, and we, on the other hand, have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities.

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LEGAL MATTERS

Stinson Leonard Street LLP, Kansas City, Missouri, will pass upon the validity of the common stock being registered by the registration statement of which this prospectus is a part.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company's Current Report on Form 8-K dated August 12, 2014, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC and filed a registration statement on Form S-3 under the Securities Act relating to the securities offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information, you should refer to the registration statement and its exhibits.

You may read and copy the registration statement and any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can also review our filings by accessing the website maintained by the SEC at http://www.sec.gov. The site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition to the foregoing, we maintain a web site at www.cartesian.com. Our website content is made available for informational purposes only. It should neither be relied upon for investment purposes nor is it incorporated by reference into this prospectus. We make available on our internet web site copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to such documents as soon as practicable after we electronically file such material with or furnish such documents to the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede such information. The following documents filed with the SEC (File No. 001-34006) are hereby incorporated by reference into this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

1.	Our Annual Report on Form 10-K for the fiscal year ended December 28, 2013. (The financial statements included in the 10-K have been superseded by the financial statements in the 8-K dated August 12, 2014 and therefore Deloitte & Touche LLP has not reissued their opinion included in the 10-K).

2.	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 29, 2014 and June 28, 2014.

3.	Our Current Reports on Form 8-K filed on January 22, 2014; February 26, 2014; March 6, 2014; March 14, 2014; March 19, 2014; May 9, 2014; June 18, 2014; and August 12, 2014.

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4.	The description of our common stock, par value $0.005 per share, set forth in our Registration Statement on Form 8-A filed on October 13, 1999, including any amendment or report filed for the purpose of updating such description.

5.	The description of our preferred stock purchase rights set forth in our Registration Statement on Form 8-A/A filed on July 19, 2010 and in the Registration Statement on Form 8-A/A filed on February 26, 2014, including any amendment or report filed for the purpose of updating such description.

We are also incorporating by reference into this prospectus any documents we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information deemed to have been furnished and not filed in accordance with SEC rules) after the date of this prospectus and before the termination of the offering of the securities offered hereby. Any statement contained herein or incorporated or deemed to be incorporated herein or in any prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus and any prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Because information that we later file with the SEC will update and supersede previously incorporated information, you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or any accompanying prospectus supplement or in any documents previously incorporated by reference have been modified or superseded.

This prospectus is part of a registration statement that we filed with the SEC. Upon written or oral request, we will provide, without charge, to each person, including beneficial owners of our securities, to whom a copy of this prospectus is delivered, a copy of any or all of the information incorporated by reference in this prospectus (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). Your requests for copies should be directed to:

Cartesian, Inc.

Attention: Secretary

7300 College Boulevard, Suite 302

Overland Park, Kansas 66210

Telephone: (913) 345-9315

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PROSPECTUS

Cartesian, Inc.

5,609,756 Shares

Common Stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION, ESTIMATED

Set forth below are the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby (other than selling expenses and commissions), all of which are being paid by the Registrant. With the exception of the SEC registration fee, the amounts set forth below are estimates.

Securities and Exchange Commission Filing Fee	$3,042
Legal Fees and Expenses	$10,000
Accountants' Fees and Expenses	$13,000
Miscellaneous Fees and Expenses	$2,000
Total	$28,042

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides in relevant part that "[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful." With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that "[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the . . . [person's service in one of the capacities specified in the preceding sentence] against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper."

The Registrant's Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides that to the fullest extent permitted by the DGCL, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The Certificate of Incorporation also provides that no amendment or repeal of such provisions shall apply to or have any effect on the right to limitation of liability thereunder with respect to claims arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal whether asserted before or after such amendment or repeal. The Registrant's Certificate of Incorporation provides that to the fullest extent permitted by the DGCL, the Registrant shall indemnify each of its directors and officers. The Registrant's Amended and Restated Bylaws, as amended (the "Bylaws"), provide for indemnification by the Registrant of each of its directors and officers consistent with the provisions of the DGCL.

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The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Registrant's Certificate of Incorporation and Bylaws, and intends to enter into indemnification agreements with any new directors or executive officers in the future, which provide for indemnification rights to the extent allowed under the DGCL, the Certificate of Incorporation and the Bylaws of the Registrant. The Registrant also maintains, and intends to continue to maintain, insurance for the benefit of its directors and executive officers to insure these persons against certain liabilities, including liabilities under the securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16.	EXHIBITS

Exhibit No.	Description

3.1	Amended and Restated Certification of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant's Form 8-K filed on June 18, 2014)

3.2	Amended and Restated Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 3.2 to the Registrant's Form 8-K filed on June 18, 2014)

4.1	Specimen Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant's Form 10-Q filed on August 12, 2014)

4.2	Amended and Restated Rights Agreement, dated as of July 19, 2010, by and between the Registrant and Computershare Trust Company N.A. (incorporated by reference to Exhibit 4.1 to the Registrant's Form 8-K filed on July 19, 2010)

4.3	Form of Rights Certificate (incorporated by reference to Exhibit B to Exhibit 4.2)

4.4	Amendment No. 1, dated February 25, 2014, to the Amended and Restated Rights Agreement, dated as of July 19, 2010, by and between the Registrant and Computershare Trust Company N.A. (incorporated by reference to Exhibit 4.1 to the Registrant's Form 8-K filed on February 26, 2014)

4.5	Investment Agreement, dated February 25, 2014, by and between the Registrant and Elutions, Inc. (incorporated by reference to Exhibit 10.1 to the Registrant's Form 8-K filed on February 26, 2014)

4.6	Amendment No. 1, dated May 8, 2014, to the Investment Agreement, dated February 25, 2014, by and between the Registrant and Elutions, Inc. (incorporated by reference to Exhibit 10.1 to the Registrant's Form 8-K filed on May 9, 2014)

4.7	Secured Loan Note Deed, dated March 18, 2014, issued by Cartesian Limited to Elutions Capital Ventures S.à r.l in the principal amount of US$3,268,664 (incorporated by reference to Exhibit 4.1 to the Registrant's Form 8-K filed on March 19, 2014)

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4.8	Amended and Restated Common Stock Purchase Warrant (Commercial Incentive), dated May 8, 2014, by and between the Registrant and Elutions, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant's Form 8-K filed on May 9, 2014)

4.9	Amended and Restated Common Stock Purchase Warrant (Tracking), dated May 8, 2014, by and between the Registrant and Elutions, Inc. (incorporated by reference to Exhibit 4.2 to the Registrant's Form 8-K filed on May 9, 2014)

4.10	Registration Rights Agreement, dated March 18, 2014, by and between the Registrant and Elutions, Inc. (incorporated by reference to Exhibit 4.4 to the Registrant's Form 8-K filed on March 19, 2014)

4.11	Guaranty, dated March 18, 2014, issued by the Registrant in favor of Elutions Capital Ventures S.à r.l. (incorporated by reference to Exhibit 10.1 to the Registrant's Form 8-K filed on March 19, 2014)

4.12	Security Agreement, dated March 18, 2014, by and between the Registrant and Elutions Capital Ventures S.à r.l. (incorporated by reference to Exhibit 10.2 to the Registrant's Form 8-K filed on March 19, 2014)

5.1	Opinion of Stinson Leonard Street LLP regarding the legality of the securities being registered (filed herewith)

23.1	Consent of Deloitte & Touche LLP (filed herewith)

23.2	Consent of Stinson Leonard Street LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page of the Registration Statement)

ITEM 17.	UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

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(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on August 12, 2014.

CARTESIAN, INC.

By:	/s/ Donald E. Klumb
Donald E. Klumb
Chief Executive Officer, President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald E. Klumb and Thurston K. Cromwell, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-3 and any and all amendments thereof (including post-effective amendments), and to file the same, with the exhibits thereto, and other documents in connection therewith, including any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the foregoing as fully for all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Donald E. Klumb	Chief Executive Officer, President and Chief Financial Officer	August 12, 2014
Donald E. Klumb	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer), and Director

/s/ Peter H. Woodward	Chairman of the Board of Directors and Director	August 12, 2014
Peter H. Woodward

/s/ Robert J. Currey	Director	August 12, 2014
Robert J. Currey

/s/ A. Reza Jafari	Director	August 12, 2014
A. Reza Jafari

/s/ Micky K. Woo	Director	August 12, 2014
Micky K. Woo

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EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certification of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Registrant's Form 8-K filed on June 18, 2014)

3.2	Amended and Restated Bylaws of the Registrant, as amended (incorporated by reference to Exhibit 3.2 to the Registrant's Form 8-K filed on June 18, 2014)

4.1	Specimen Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant's Form 10-Q filed on August 12, 2014)

4.2	Amended and Restated Rights Agreement, dated as of July 19, 2010, by and between the Registrant and Computershare Trust Company N.A. (incorporated by reference to Exhibit 4.1 to the Registrant's Form 8-K filed on July 19, 2010)

4.3	Form of Rights Certificate (incorporated by reference to Exhibit B to Exhibit 4.2)

4.4	Amendment No. 1, dated February 25, 2014, to the Amended and Restated Rights Agreement, dated as of July 19, 2010, by and between the Registrant and Computershare Trust Company N.A. (incorporated by reference to Exhibit 4.1 to the Registrant's Form 8-K filed on February 26, 2014)

4.5	Investment Agreement, dated February 25, 2014, by and between the Registrant and Elutions, Inc. (incorporated by reference to Exhibit 10.1 to the Registrant's Form 8-K filed on February 26, 2014)

4.6	Amendment No. 1, dated May 8, 2014, to the Investment Agreement, dated February 25, 2014, by and between the Registrant and Elutions, Inc. (incorporated by reference to Exhibit 10.1 to the Registrant's Form 8-K filed on May 9, 2014)

4.7	Secured Loan Note Deed, dated March 18, 2014, issued by Cartesian Limited to Elutions Capital Ventures S.à r.l in the principal amount of US$3,268,664 (incorporated by reference to Exhibit 4.1 to the Registrant's Form 8-K filed on March 19, 2014)

4.8	Amended and Restated Common Stock Purchase Warrant (Commercial Incentive), dated May 8, 2014, by and between the Registrant and Elutions, Inc. (incorporated by reference to Exhibit 4.1 to the Registrant's Form 8-K filed on May 9, 2014)

4.9	Amended and Restated Common Stock Purchase Warrant (Tracking), dated May 8, 2014, by and between the Registrant and Elutions, Inc. (incorporated by reference to Exhibit 4.2 to the Registrant's Form 8-K filed on May 9, 2014)

4.10	Registration Rights Agreement, dated March 18, 2014, by and between the Registrant and Elutions, Inc. (incorporated by reference to Exhibit 4.4 to the Registrant's Form 8-K filed on March 19, 2014)

4.11	Guaranty, dated March 18, 2014, issued by the Registrant in favor of Elutions Capital Ventures S.à r.l. (incorporated by reference to Exhibit 10.1 to the Registrant's Form 8-K filed on March 19, 2014)

4.12	Security Agreement, dated March 18, 2014, by and between the Registrant and Elutions Capital Ventures S.à r.l. (incorporated by reference to Exhibit 10.2 to the Registrant's Form 8-K filed on March 19, 2014)

5.1	Opinion of Stinson Leonard Street LLP regarding the legality of the securities being registered (filed herewith)

23.1	Consent of Deloitte & Touche LLP (filed herewith)

23.2	Consent of Stinson Leonard Street LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page of the Registration Statement)